                                                                      Exhibit 23

                        Consent of Independent Auditors


The Board of Directors
Trigon Healthcare, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-22463) on Form S-8 of Trigon Healthcare, Inc. of our report dated June 15, 2001, relating to the statements of net assets available for benefits of the Employees' Thrift Plan of Trigon Insurance Company as of December 31, 2000 and 1999, and the related statements of changes in net assets available for benefits for the years then ended, which report is included in this annual report on Form 11-K.


/s/ KPMG LLP

Richmond, Virginia
June 25, 2001